Exhibit 99.1

NYSE: MGG

Date:	Feb. 5, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Higher Fourth-Quarter Financial Results

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported fourth-quarter 2007 operating profit of $80.9 million compared to $66.3 million for fourth quarter 2006. Net income was $14.9 million during fourth quarter 2007 versus $9.9 million in fourth quarter 2006.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to fourth quarter 2007, MGG will receive distributions of $19.9 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP’s record quarterly and annual financial results enabled us to grow MGG’s distribution by 25% in 2007,” said Don Wellendorf, chief executive officer. “Further, MMP’s continued focus on future growth and stated intention for 2008 distribution increases should produce a healthy distribution increase to MGG unitholders in 2008 as well.”

Operating profit increased between quarters primarily due to MMP’s higher petroleum products pipeline rates and shipments, favorable commodity margins and additional profits from expansion projects.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in fourth quarter 2007.

Basic and diluted net income per limited partner unit was 28 cents in fourth quarter 2007 and 22 cents in fourth quarter 2006.

An analyst call with management regarding fourth-quarter 2007 financial results and 2008 outlook for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 801-6506 and provide code 1583456. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 11. To access the replay, dial (888) 203-1112 and provide code 1583456. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Transportation and terminals revenues	$145,109	$160,366	$559,321	$608,781
Product sales revenues	171,105	215,712	664,569	709,564
Affiliate management fee revenue	172	178	690	712

Total revenues	316,386	376,256	1,224,580	1,319,057
Costs and expenses:
Operating	64,879	65,991	243,860	250,935
Product purchases	147,148	189,415	605,341	633,909
Depreciation and amortization	18,950	20,580	76,200	79,140
Affiliate general and administrative	19,942	20,483	69,503	74,859

Total costs and expenses	250,919	296,469	994,904	1,038,843
Equity earnings	845	1,067	3,324	4,027

Operating profit	66,312	80,854	233,000	284,241
Interest expense	13,715	13,630	54,786	54,956
Interest income	(906)	(320)	(4,791)	(2,851)
Interest capitalized	(1,025)	(1,259)	(2,371)	(4,452)
Non-controlling owners’ interest in income of consolidated subsidiaries	43,862	53,335	148,292	175,356
Debt placement fee amortization	458	171	1,925	1,554
Debt prepayment premium	—	—	—	1,984
Other expense	295	—	653	728

Income before provision for income taxes	9,913	15,297	34,506	56,966
Provision for income taxes	—	419	—	1,568

Net income	$9,913	$14,878	$34,506	$55,398

Allocation of net income:
Portion applicable to ownership interests for the period before completion of initial public offering on February 15, 2006	$—	$—	$5,886	$—
Portion applicable to partners’ interest for the period after initial public offering	9,913	14,878	28,620	55,398

Net income	$9,913	$14,878	$34,506	$55,398

Allocation of net income (loss) applicable to partners’ interest for the period after initial public offering:
Limited partners’ interest	$13,642	$17,317	$33,069	$61,580
General partner’s interest	(3,729)	(2,439)	(4,449)	(6,182)

Net income applicable to partners’ interest for the period after initial public offering	$9,913	$14,878	$28,620	$55,398

Basic and diluted net income per limited partner unit	$0.22	$0.28	$0.53	$0.98

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,647	62,651	62,647	62,650

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
Net income	$9,913	$14,878	$34,506	$55,398
Portion of net income applicable to partners’ interest for the period before initial public offering	—	—	5,886	—

Portion of net income applicable to partners’ interest for the period after initial public offering	9,913	14,878	28,620	55,398
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	3,731	2,442	4,454	6,191

Income before direct charges to general partner	13,644	17,320	33,074	61,589
General partner’s share of income	0.0141%	0.0141%	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	2	3	5	9
Direct charges to general partner	3,731	2,442	4,454	6,191

Net loss allocated to general partner	$(3,729)	$(2,439)	$(4,449)	$(6,182)

Portion of net income applicable to partners’ interest for the period after initial public offering	$9,913	$14,878	$28,620	$55,398
Less: net loss allocated to general partner	(3,729)	(2,439)	(4,449)	(6,182)

Net income allocated to limited partners	$13,642	$17,317	$33,069	$61,580

(a)

Reimbursable general and administrative costs include non-cash expenses related to payments made by MGG Midstream Holdings, L.P., an affiliate owning the partnership’s general partner, of $0.8 million and $2.1 million for the three and twelve months ended December 31, 2007, respectively, and $3.0 million for the three and twelve months ended December 31, 2006. These items did not impact cash available for the partnership to pay cash distributions.